Exhibit (b)(1)

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Please note that this document is an English translation of the original Danish version prepared only for your convenience. In the case of any discrepancy between the translation and the Danish original, the latter shall prevail.

Operating Credit Agreement

Between	Pharmacosmos A/S as Borrower

and	NYKREDIT BANK A/S as Lender

Date:	May 30, 2024

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Contents

Contents		2

Operating Credit Agreement		3

1.	BACKGROUND	3
2.	DEFINITIONS & INTERPRETATION	3
3.	FACILITY	6
4.	PURPOSE AND USE	6
5.	PAYOUT	6
6.	TERM AND TERMINATION	6
7.	EARLY REPAYMENT	7
8.	FEES	7
9.	INTEREST AND PAYMENT ETC.	7
10.	ADDITIONAL PAYMENT OBLIGATIONS	8
11.	REPRESENTATIONS	8
12.	STATEMENTS	10
13.	FINANCIAL OBLIGATIONS	13
14.	DEFAULT	13
15.	TRANSFER	15
16.	NOTICES	16
17.	GENERAL TERMS AND CONDITIONS	16
18.	OTHER PROVISIONS	16
19.	GOVERNING LAW, JURISDICTION AND ENFORCEMENT	17
20.	OPERATING CREDIT AGREEMENT - SIGNATURE PAGE	18

APPENDIX 1 - GENERAL BUSINESS CONDITIONS

APPENDIX 2 - CONDITIONS FOR ESTABLISHMENT

APPENDIX 3 - CONFIRMATION OF FINANCIAL KEY FIGURES

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Operating Credit Agreement

This Operating Credit Agreement (“The Agreement”) is concluded on May 30, 2024:

Between	PHARMACOSMOS A/S CVR no. 15517085 Rørvangsvej 30 4300 Holbæk (hereinafter referred to as “Borrower”), as borrower,

And	NYKREDIT BANK A/S CVR no. 10 51 96 08 Kalvebod Brygge 1-3, 1560 Copenhagen V (hereinafter called “Lender”), as lender,

1.	BACKGROUND

1.1.

On 17 October 2019, the Borrower and the Lender entered into an agreement in which the Lender provided an operating credit to available to the Borrower. This agreement was amended by addendum on 6 December 2021, due to changes in the originally agreed reference interest rate.

1.2.	The borrower has requested an increase in the operating credit by USD 100,000,000 to a total of USD 200,000,000, and the Lender has agreed to this increase.

1.3.	This Agreement fully replaces the original operating credit of 17 October 2019 and the terms of the total operating credit thereafter ”The Operating Credit” appears in this Agreement.

2.	DEFINITIONS & INTERPRETATION

2.1.	Definitions

In addition to the definitions mentioned above and those defined elsewhere in this Agreement, the following terms are used with the following meanings in this Agreement:

“The agreement” means this agreement with associated annexes

“The agreement period” refers to the time from when the Agreement comes into force until the Lender no longer has any latent or current claim under this Agreement.

“Bank day” means a weekday when banks are open for business in Denmark.

“Budget” means a budget prepared for the Borrower (i) in relation to the fiscal year ending April 30, 2025, and (ii) in relation to each subsequent fiscal year a budget delivered in accordance with section 12.3 (Budget), containing consolidated income statement, balance sheet and cash flow analysis as well as the assumptions underlying the budget.

“Change of Control” means an event where there is a transfer of Capital Shares, resulting in Lars Christensen, Tobias Christensen or their respective heirs no longer directly or indirectly holding more than 50% of the voting rights in the Borrower. This applies regardless of whether the transfer has taken place for ownership or security.

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“Subsidiary” means a company that is directly or indirectly subject to the determining influence of the Borrower, cf. Act on joint-stock and limited liability companies §§ 6 and 7.

“Operating credit” means the total credit facility as defined in clause 3.1 “EBITDA” has the meaning set out in section 13.1.

‘Facility’ means the total credit facility as defined in clause 3.1

“Financial Obligations” means debts and other obligations in relation to:

(a)	money loans;

(b)	credits (other than usual supplier and merchandise credits and similar commercial credits);

(c)	supplier financing;

(d)	bonds and similar securities and financial instruments;

(e)	operational or financial leasing;

(f)	sale of receivables (excluding the sale of receivables without recourse, provided that any maturity dates do not exceed 30 days);

(g)	derivative transactions;

(h)	any other transaction having the same purpose or effect as loans; or

(i)	guarantees, letters of credit, guarantees or similar assurances for any third party’s financial obligations.

“The financing documents” means this Agreement, and all agreements and documents prepared in connection herewith, and such other agreements as the Lender and Borrower may jointly designate as Financing Documents.

“General Terms and Conditions” means Långivers current terms and conditions for business customers, which can be found on Långivers website www.nykredit.dk. A copy of the applicable general terms and conditions for the time of entering into this Agreement is attached as Appendix 1 (General business conditions).

“The group” means the Borrower and any of the Borrower’s subsidiaries.

“Group company” means the Borrower or one of the Borrower’s subsidiaries

“The margin” means the interest margin for the operating credit, as stated in section 9.3 (Marginal).

“Default” means any of the events mentioned in section 14 (Default).

‘Parent company’ means the legal owner of Pharmascosmos A/S at all times, at the time of the signature of this agreement, Pharmacosmos Holding A/S

“The Nykredit Group” means Nykredit A/S and any of Nykredit A/S’s subsidiaries, including the Lender.

“The reference rate” means the USD SOFR calculated daily. If the reference rate ceases to exist or becomes unavailable, whether temporarily or permanently, for any reason, or if Nykredit Bank determines that the reference rate no longer reflects the relevant market, or if the underlying terms of the reference rate change significantly, or if one or more public authorities significantly challenge the application of the reference rate, Nykredit Bank, in the absence of applicable legislation, will select an alternative to the reference rate based on the following options, in priority order:

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1.	If there is a majority agreement among Danish and international actors on how the cessation or change of the reference rate should be handled, Nykredit Bank follows this practice.

2.

If a majority agreement is not reached, Nykredit Bank will ask one or more banks or other relevant financial actors to set the reference interest rate. If more than one financial actor has set the reference interest rate, Nykredit Bank uses the average of the set interest rates as the reference interest rate.

3.	If it is not possible to obtain the reference interest rate from one or more financial actors, Nykredit Bank sets the reference interest rate itself.

If necessary, Nykredit Bank can determine an adjustment range, which is added or deducted in order to reach an interest rate level that corresponds as best as possible to what it was before the previous reference rate was abolished. If applicable, it will be done according to the above priority order.

“Interest payment date” means the last day of each Interest Period.

“Interest period” refers to the period starting from each draw on the Operating Credit until the next 31 March, 30 June, 30 September or 31 December, as well as each 3-month period which then ends on 31 March, 30 June, 30 September or 31 .December.

“The accounting principles” means the generally accepted accounting standards in Denmark, as applied continuously by the Group.

“Safeties” means any disposition by which assets are used as security for the obligations of a Group Company or Parent Company, with the exception of those securities specifically exempted pursuant to section 12.9.

“Secured Obligations” means the Group’s existing obligations towards the Lender and its affiliated parties (including the entire Nykredit Group), including, but not limited to, the Borrower’s obligations under the Financing Documents.

“Taxes” means all current and future taxes, charges, burdens, fees, withholding amounts, etc. and all types of restrictions or conditions that result in some type of tax.

“USD” means US Dollars.

“USD SOFR” means the relevant interest rate (Secured Overnight Financing Rate) published daily by the Federal Reserve Bank of New York (or such other entity as may assume the obligation). If the USD SOFR is negative, the USD SOFR is set to zero.

“Significant Negative Effect” means an event or series of events that, in Lender’s judgment, can reasonably be assumed to have, or would have, a material adverse effect on:

(a)	Borrower’s ability to fulfill its obligations under the Financing Documents, or

(b)	the validity or enforceability of any of the Financing Documents.

2.2.	Precedence

This Agreement takes precedence over any other agreement between Borrower and Lender, including the other Financing Documents, unless otherwise separately agreed.

2.3.	Interpretation

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2.3.1.

In this Agreement, definitions in the singular are also used in the plural and vice versa, definitions in indefinite form is also used in a specific form and references to sections and annexes are references to sections and annexes in this Agreement.

2.3.2.	In this Agreement, references to the Financing Documents and other agreements are references to the financing documents and other agreements as these may be amended or replaced.

The headings in this Agreement are for reference purposes only and do not affect the interpretation of the Agreement.

3.	FACILITY

3.1.	Undertaking

The Lender makes an operating credit of a total amount of up to USD 200,000,000 available to the Borrower on the terms and conditions stated in this Agreement and the other Financing Documents.

3.2.	Lender’s Obligation

The Lender’s obligations under this Agreement and the other Financing Documents are individual and not joint and several with other agreements that may have been entered into with companies in the Nykredit Group.

4.	PURPOSE AND USE

4.1.	Purpose

The operating credit has been established to finance continued development, including acquisitions and operations of the Group.

4.2.	Disclaimer

The Lender is not responsible for the Borrower’s use of the Facility.

5.	PAYOUT

5.1.	Conditions for payment

5.1.1.

The establishment of the operating credit is conditioned on the following being fulfilled in a form and with content that can be approved by the Lender no later than 3 days after the signing of the Agreement (unless otherwise stated below):

a)	The lender has received the documents mentioned in Appendix 2 (Conditions for payment) (unless the Lender has specifically and in writing waived a specified condition),

b)	all other terms and conditions of this Agreement have been met,

c)	all information received from the Borrower and all the representations in section 11 (Confessions) are correct in light of the actual conditions on the Payout Day,

d)	the statements in section 12 (Statements) is complied with,

e)	no event has occurred which, in Lender’s opinion, has a Material Negative Effect, and

f)	no Default exists or will occur as a result of the payment.

5.1.2.	If the conditions in Appendix 2 (Conditions for payment) is not fulfilled before 1 July 2024, the commitment regarding the operating credit is void in its entirety.

6.	TERM AND TERMINATION

6.1.	Term

The facility expires on 30 June 2029.

6.2.	Termination of Facilities

This facility is binding on the Lender and can only be terminated by the Lender during the term of the agreement, if the Agreement is breached, cf. section 14 or the conditions for early redemption are met, cf. section 7.

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7.	EARLY REPAYMENT

7.1.	Change of controlling influence

7.1.1.	By notification to the Borrower, the Lender may decide that:

1)	The operating credit is terminated with immediate effect, and/or

2)

The Borrower mustimmediately repay the relevant outstanding portion of the Operating Credit, along with all interest and costs, and release the Lender from all obligations in relation to the Operating Credit;

provided:

a)	there is a Change of Control, or

b)	all or substantially all of the Group’s assets are sold (whether in a single transaction or in a series of transactions).

7.1.2.	The Borrower must immediately notify the Lender of any transfer of ownership shares or voting rights in Borrower.

7.2.	Voluntary early repayment or Borrower’s termination

7.2.1.	With 14 days’ notice to the Lender, the Borrower is entitled to terminate the Facility in whole or in part.

7.2.2.	Any notice of early redemption or termination shall be binding and shall state

The interest payment date for the repayment or termination and the amount being repaid or terminated.

8.	FEES

8.1.	Commitment Fee

Borrower must pay Lender a Commitment Fee of 0.450% pa The specified Commitment Fee is fixed for the term of the Agreement.

8.2.	Establishment fee

Borrower shall pay Lender an origination fee equal to 0.25% of USD 100,000,000.

8.3.	Others

For other transactions between the Borrower and the Lender that are not covered by this Agreement, fees will be paid in accordance with the parties’ separate agreement or, if no separate agreement exists, in accordance with the General Terms and Conditions.

9.	INTEREST AND PAYMENT ETC.

9.1.	Payment of interest

The borrower must pay interest on the Facility on the relevant Interest Payment Day.

9.2.	Interest rate

The interest rate for withdrawals on the Facility is calculated by the Lender as the sum of the Reference Interest and the Margin.

9.3.	The Margin

9.3.1.	The margin on the Facility is the following at the time of the conclusion of the Agreement:

The Margin	1.75	%, p.a.

9.3.2.	In the event of a one-year breach of the Agreement’s provision regarding the Borrower’s leverage, cf. section 13.1.1, the Marginal will be regulated as follows:

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EBITDA leverage of 3.0-<3.5x	The margin is increased to 1.80% pa
EBITDA leverage of 3.5-<4.0x	The margin is increased to 1.85% pa

When EBITDA leverages again comply with the set key figures, cf. section 13.1.1, the Margin will be reduced to 1.75 pa

9.3.3.

Converts Pharmacosmos Facilities ApS, CVR no. 42388084 existing mortgage financing of the property Rørvangsvej 30, Holbæk, to a mortgage credit institution other than Nykredit Realkredit A/S, the Margin is adjusted so that in the remaining part of the credit period it is set at 2% p.a.

9.4.	Payment of Fees and Commissions

Fees and commissions, cf. section 8, are collected by the Lender as follows:

a)	the fee, cf. section 8.2, is charged separately in connection with the signing of the Agreement to an account designated by the Borrower.

9.5.	the fee, cf. section 8.1, is charged quarterly at the end of each Interest Period by the Lender, if applicable by agreement to an account designated by the Borrower.

9.6.	Deposit Interest Rate

Positive interest on any deposits is determined by the Lender. There may be negative interest on the Borrower’s deposits with the Lender.

10.	ADDITIONAL PAYMENT OBLIGATIONS

10.1.	Costs

Establishment fee cf. section 8.12 covers costs for drawing up the Financing Documents

With prior agreement, the Borrower must, at the Lender’s request, pay all costs (including, but not limited to, registration fees, any stamp duty or other Taxes) in connection with:

a)	Preparation of changes to the Financing Documents, and

b)

Default or investigation of possible Default and enforcement of the Lender’s rights under the Financing Documents, if the default as a result of the investigations, is confirmed and can be asserted by the Lender in accordance with clause 14.

11.	REPRESENTATIONS

11.1.	Generally

The Borrower guarantees the following to the Lender:

11.2.	Foundation and company capital

The group companies are validly incorporated.

11.3.	Authority investigations

To the Borrower’s knowledge, none of the Group Companies and the Parent Company is involved in any proceedings with public authorities or subject to any official investigations or similar actions, nor have any such proceedings or investigations have been notified against any Group Companies and/or the Parent Company. Additionally, there are no authority decisions against any Group Companies and /or the Parent Company, in each case which can reasonably be expected to have a Material Negative Effect.

11.4.	No pending cases

None of the Group Companies and the Parent Company is a party to any pending lawsuit or dispute, and to the knowledge of the Borrower, there is no threat of any such proceedings being brought against any Group Companies and/or the Parent Company. Furthermore, no judgment or ruling been rendered against any Group Companies and/or The parent company, in each case which can reasonably be expected to have a Material Negative Effect.

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11.5.	Payment of Taxes

The Group and the Parent Company comply with applicable tax laws and, to the knowledge of the Borrower, have paid all their Taxes and other amounts owed to public authorities. To the knowledge of the Borrower, no claim has been raised for the payment of additional Taxes or payments to public authorities, except for (i) claims that are disputed in good faith, with proper provisions made and of which the Lender has been informed or (ii) non-due claims, where proper provisions have been made.

11.6.	Annual reports etc

11.6.1.

The annual reports of the Borrower and the Parent Company are correct and give a true and fair view of the group’s assets and liabilities at the time of the end of the period , as well as the results for that period. These reports have been prepared in accordance with generally accepted accounting principles, which are unchanged in compared to the previous year (apart from changes as a result of legislative changes or the Accounting Principles).

11.6.2.

The most recently sent half-yearly and quarterly accounts and period figures show, in all material respects, a true and fair view of the Borrower’s financial position for the time or period to which they relate.

11.7.	No significant negative changes

The Group companies are not aware of any significant negative events since the submission of the latest annual reports for the Group companies, of which the Lender has not been informed, just as there have been no significant negative changes in the operations, assets or results for the Group companies since the submission of the annual reports.

11.8.	Correct information

All written information, presentations, reports, etc. that the Lender has received from the Borrower or their respective advisers are materially accurate and do not contain any significant errors or omissions. Where assumptions have been used, these assumptions are assessed as reasonable and realistic, and the Borrower has before entering into this Agreement provided the Lender with all relevant information for use in the Lender’s assessment of the Borrower’s financial situation, in each case at the time the information is provided.

11.9.	This Agreement

The Borrower is entitled to enter into and fulfill the Financing Documents has taken the necessary steps and obtained the required permits and approvals needed for the conclusion and fulfillment of the Financing Documents.

11.10.	Valid and enforceable obligation

The financing documents constitute valid and binding obligations for the Borrower and can be enforced against the Borrower in accordance with their content.

11.11.	No conflict

To the Borrower’s knowledge, the conclusion and execution of the Financing Documents, as well as the transactions related thereto, do not violate (i) any law, public rule, court decision or any form of public instruction, (ii) the Borrower’s articles of association or (iii) any agreement or document to which the Borrower is a party or which is binding on the Borrower.

11.12.	No default

To the Borrower’s knowledge, no events have occurred which result in any of the Group companies being indisputably in default under any material agreement, which in each case can reasonably be expected to have a Material Negative Effect.

11.13.	Pari Passu

The Facility and all other obligations under the Financing Documents constitute direct, unconditional and unsubordinated claims on the Borrower, ranking at least pari passu and equal to all other unsecured and unsubordinated claims for money loans to the Borrower.

11.14.	Time for submission of the declarations

11.14.1.	The admissions in this Section 11:

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a)	submitted by the Borrower on the date of conclusion of this Agreement;

b)

the declarations in section 11.2 (Foundation and company capital), 11.3 (Government investigations), 11.4 (No pending cases), 11.5 (Payment of Taxes), 11.6 (Annual reports etc), 11.7 (Significant Adverse Changes) 11.8 (Correct information). 11.10 (Valid and enforceable obligation), 11.11 (No conflict), and 11.12 (No Default) submitted by the Borrower at the same time as the reporting of the financial key figures, cf. section 12.2 c).

Any representation made after the date of conclusion of this Agreement shall be deemed to have been made with reference to the circumstances existing on the date on which the representation is deemed to have been made.

12.	STATEMENTS

12.1.	Generally

The borrower declares himself obliged to, at his own expense, fulfill the declarations and obligations in 13 (Financial obligations) and ensure that all Group companies fulfill these as long as the Facility is available and during the entire Agreement period.

Information

12.2.	Accounting material and key figures

The Borrower must forward to the Lender:

a)

The Borrower’s consolidated and audited annual report , along with specifications and associated audit reports or any other reporting (at the Lender’s request) that takes the place of an audit report, from the auditor to the Borrower’s board of directors as soon as these are available, but no later than 120 days after the end of each financial year .

b)

Borrower’s consolidated quarterly accounts including balance sheet, result and cash flow analysis together with the Budget, as soon as these are available, but no later than 45 days after the end of the period in question.

c)

A confirmation of financial key figures, cf. Appendix 3 (Confirmation of financial key figures), calculated per the last day of each half-year, no later than 45 days after the end of each half-year, signed by one or more authorized signatories of the Borrower.

The borrower’s annual report is prepared on the basis of the Accounting Principles, except for any changes as a result of changes in the law, and the accounts must meet the requirements of the legislation. Accounts and quarterly accounts must show what is the income from the sale of assets.

12.3.	Budget

As soon as it is available, the Borrower must forward a draft budget for the following financial year to the Lender, containing the operating, status and liquidity budget, at group level for the Borrower. The borrower must also submit a final budget approved by the board as soon as one is available (but no later than July 1)

12.4.	Money Laundering

The Borrower must provide such information and documentation as the Lender may require in order to comply with the money laundering regulations applicable at any time for all companies in the Borrower’s group.

12.5.	Additional information

At the Lender’s request, the Borrower must provide such additional information about the Group’s business and financial situation and the Group’s owners as the Lender may reasonably request, including to fulfill know your customer and similar requirements.

12.6.	Information for creditors or capital owners

The Borrower must immediately send a copy of any non-periodic material correspondence regarding the company’s affairs, which is sent to all of the Borrower’s capital owners or the Group’s material creditors. This does not include board meeting minutes or other board materials, even if they are sent to the Borrower’s capital owners.

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12.7.	Significant events

The Borrower must immediately notify the Lender of:

a)	Significant legal proceedings, disputes, authority decisions, authority investigations or similar events which have arisen or which may arise regarding the Group; and

b)	Other matters which concern the Group and which may have a significant impact on the Group (financially or otherwise).

and which in each case can reasonably be expected to have a Significant Negative Effect.

12.8.	Notice of default

The Borrower must immediately notify the Lender of any Default or anticipated Default.

Restrictions on the Group’s Businesses

12.9.	Prohibition of collateral

The Group Companies and the Parent Company may not create or allow any Collateral to be created or exist over the Group Companies’ assets, except for (i) conditions that have been pre-approved from time to time by the Lender and/or (ii) the following approved conditions:

a)	Usual Danish mortgage financing of extension to the property Rørvangsvej 30, Holbæk maximum DKK 200 million. in addition to mortgage financing already provided by Nykredit Realkredit A/S,

b)	Usual Danish mortgage financing of new construction or purchase of other property in Denmark or other foreign property financing, when purchasing/building property abroad,

c)	right of set-off as a result of general legal rules,

d)	right of retention on goods in connection with normal operations,

e)	security towards the Lender in the form of provisions on set-off and final settlement regarding derivative transactions.

f)	Usual collateral in connection with disputes and other commercial matters.

12.10.	Sales etc.

The Group companies and the Parent Company may not (in a joint sale or in a series of connected sales) sell, lease or otherwise dispose of assets, including intangible assets and ownership interests, in Subsidiaries, except for:

a)	sale, rental or disposal of assets in connection with normal operations,

b)	exchange of assets with other assets of similar or better type, value and quality i connection with normal operation, and

c)	other sales of assets on arm’s length terms.

12.11.	Merger m.v.

The group companies may not, without the Lender’s prior written consent (which may not be unreasonably withheld), be a party to any merger or demerger or participate in any reconstruction except for mergers between the Group companies, where the Collateral according to the Collateral Documents is not impaired.

12.12.	Changes of Business

The Group and the Parent Company may not, without the Lender’s prior consent (which may not be unreasonably withheld), make significant changes to the general nature of the business that the Group operates at the time of signing this Agreement.

12.13.	Amendments to Bylaws

The Borrower and the Parent may not, without the Lender’s prior consent (which shall not be unreasonably withheld), amend their articles of association in such a way that it is unfavorable to the Lender.

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12.14.	Arm’s Length Terms

All agreements entered into between the Group and direct or indirect capital owners, management members or close relatives of such capital owners or management members must be on arm’s length terms and at full market value.

12.15.	Derivative Transactions

The group companies may only enter into agreements regarding derivatives to cover commercial risks.

12.16.	Stakeholders, etc.

The Group companies may not participate as owners in partnerships, joint ventures with joint and several liability, or similar arrangements without the Lender’s prior acceptance (which must not be unreasonably withheld), except for any joint ventures in which the Group companies already participate as owners at the time of entering into this Agreement .

12.17.	Capital Changes

The Borrower may not make capital reductions without the consent of the Lender. Capital increases in a Group company whose shares are pledged may only be made if the new shares are covered by the relevant Security Document.

12.18.	Accounting Practices

The Borrower may not change its accounting practices without the Lender’s consent, unless the change is made as a result of binding legal regulations or the Accounting Principles.

12.19.	Domicile

Borrower may not change domicile to an address outside Denmark’s borders without consent from Lender (which must not be unreasonably withheld).

Other statements

12.20.	Insurances

The group companies must obtain and maintain insurance of the type, in the amounts and against the risks that are standard practice for responsible companies engaged in a business comparable to the Group. This includes comprehensive and liability insurance, covering professional liability, employer’s liability, and accident insurance..

12.21.	Intellectual Property Rights

The group companies must ensure that all relevant and significant trademarks and other significant intellectual property rights are obtained and maintained, unless the costs of maintenance are deemed not to be proportionate to the commercial interest therein.

12.22.	Compliance with Legislation

The Group companies must comply with all significant laws, executive orders, guidelines and other legal regulations applicable to the Group companies.

12.23.	Continuation of the Authorisation

The Group companies must maintain all public permits, licences, approvals and registrations that are necessary for the Group’s operations.

12.24.	Payment of Taxes

The group companies must generally comply with applicable tax laws in all jurisdictions where there is a tax liability, and generally pay all Taxes and other amounts owed to public authorities.

12.25.	Pari passu

The Borrower must ensure that all obligations under the Financing Documents constitute non-subordinated claims on the Borrower and at least rank pari passu and equal to all other unsecured current or future obligations of the Borrower.

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13.	FINANCIAL OBLIGATIONS

13.1.	Definitions

In this Section 13, the following definitions shall have the meanings set forth:

“Activate” means the Group’s total assets calculated on a consolidated basis.

“EBITDA” means the profit before tax for the period in question, plus the period’s depreciation and goodwill amortization, calculated for the Group on a consolidated basis.

“Equity” means the Group’s total book equity calculated on a consolidated basis.

“Net Interest Bearing Debt” means the Group’s total interest bearing debt minus liquid holdings including values of securities custody calculated at fair value calculated on a consolidated basis. The total interest bearing debt includes, among other things bank debt, mortgage loans, payment guarantees, financial leasing, and subordinated debt.

“Solvency” means the Group’s equity in relation to the Group’s total assets.

Financial Ratios

13.1.1.	Gearing

The Group’s Net Interest Bearing Debt must not exceed 3x the Group’s EBITDA for the past 12 months. The Group’s Net Interest Bearing Debt can, in a period of a maximum of 12 months, be up to 4x the Group’s EBITDA for the past 12 months, if this is due to an acquisition where this Facility is drawn on to finance the acquisition.

13.1.2.	Solvency

The group’s solvency must be above 30%.

13.2.	Calculation of Financial Ratios

The financial key figures must be calculated for the Group on a consolidated basis (unless otherwise stated) as of last day of the half-yearly accounting period. The key figures must be calculated for the first time on the following days:

a)	on 31.10.2024 for Gearing;

b)	on 31.10.2024 for Solvency

The calculation of the financial key figures must be done on a 12-month rolling basis (and unless otherwise stated otherwise), on the basis of the Group’s current financial statements.

14.	DEFAULT

14.1.	Default

There is a Default of this Agreement if an event listed in sections 14.2 to 14.15 occurs.

14.1.1.

However, there is no default if an event listed in sections 14.3 to 14.13 that the Borrower, after being notified by the Lender, is remedied within 10 days, unless another deadline is contained in the regulations.

14.2.	Payment Shortfall

The Borrower does not timely pay an amount due, be it interest, principal or other amounts in accordance with this Agreement or the other Financing Documents, unless the non-payment is solely due to an administrative or technical error, and payment is received within 3 Bank Days after the Borrower is informed of this.

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14.3.	Non-compliance with Financial Ratios

14.3.1.	The basis for the calculation of non-compliance is the audited annual accounts as of 30.4.

14.3.2.	The group does not comply with the financial key figures, as stated in section 13.1.1 (Financial ratios) 2 consecutive years.

14.3.3.	The group does not comply with the financial key figures, as stated in section 13.1.2 (Financial ratios).

14.4.	Failure to Fulfill Other Obligations

The Borrower does not fulfill its other declarations and/or obligations in accordance with this Agreement or in the other Financing Documents to a significant extent.

14.5.	Representations

The representations made by the Borrower in this Agreement or in the other Financing Documents prove to be incorrect or deficient to a significant extent.

14.6.	False or Misleading Information

Any information provided by a Borrower pursuant to or in connection with the Financing Documents is or appears to have been incorrect in a material respect or to contain any material error or omission when it was provided or deemed to have been provided.

14.7.	Insolvency

Borrower or the Parent Company:

a)	is not, or acknowledges not being, able to pay his debts as they fall due,

b)	suspends its payments, or

c)	initiates negotiations with one or more of its creditors due to actual or anticipated financial difficulties.

14.8.	Bankruptcy and Other Insolvency Proceedings

A bona fide petition or request is made or other bona fide steps are taken to:

a)	a Group company’s bankruptcy, arrangement, moratorium, dissolution, reconstruction or other insolvency proceedings (voluntary, compulsory or otherwise), or

b)	appointment of curator, reconstructionist, executor, supervisor, administrator or similar for a Group company, unless such request or request can be rejected by the Borrower as manifestly unfounded.

14.9.	Attachments etc.

A creditor makes a bona fide attachment, makes an arrest or exercises a lien on material assets belonging to a Group company.

14.10.	Lawsuits

A judgement, order or authority decision handed down against a Group company that requires payment by the Group company is not complied with within the relevant enforcement period after the expiration of the applicable appeal period, provided that the Group company in question has not appealed the judgment, ruling, or official decision. However, this does not apply if the Payment Shortfall is due to an excusable error on the part of the Group company.

14.11.	Objections to Financing Documents

The Borrower raises objections to the validity of the Financing Documents, or these are declared invalid, or if they cannot be enforced or realized.

14.12.	Significant Negative Change

An event or series of events occurs that, in Lender’s reasonable judgment, may have a Material Adverse Effect.

14.13.	Cross Default - Financial Obligations for Other Creditors

Undisputed obligations of a Group company and/or the Parent Company in relation to another Financial Obligation for other creditors of more than USD 1,000,000:

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a)	is not paid on time (including any agreed remedy period), unless the non-payment is solely due to an administrative or technical error, and payment is received within 3 Bank Days after the due date,

b)	falls due before the agreed due date as a result of the Borrower’s undisputed default.

14.14.	Cross Default - obligations to the Lender

Undisputed obligations of a Group Company in relation to another Financial Obligation towards the Lender or companies in the Lender’s group:

a)	is not paid on time (including any agreed remedy period), unless the non-payment is solely due to an administrative or technical error, and payment is received within 3 Bank Days after the due date,

b)	falls due before the agreed due date as a result of the Borrower’s undisputed default.

14.15.	Remedies for Breach

After a Default has occurred, the Lender is entitled to:

a)	to notify the Borrower that the Operating Credit with associated interest and costs is due for payment immediately or on demand, and/or

b)	to notify the Borrower that all the Lender’s obligations in relation to the Operating Credit have lapsed, and/or

c)	to reschedule the Operating Credit or part thereof to such interest periods as the Lender may decide, and/or

d)	to require cash security for any amount outstanding (whether or not the amount is due) under the Financing Documents; and/or

e)

to notify the Borrower that the Borrower’s obligations in relation to another Financial Obligation towards the Lender are due for payment on demand, however, so that this provision does not apply to Financial Obligations towards Nykredit Realkredit A/S, and/or

f)	to take such other actions, exercise such rights or use such remedies as are assigned to the Lender pursuant to this Agreement and/or the other Financing Documents or pursuant to applicable law.

15.	TRANSFER

15.1.	Borrower’s assignment

The Borrower may not assign its rights and/or obligations under this Agreement.

15.2.	Lender’s assignment

The Lender may transfer its rights and/or obligations in whole or in part in accordance with this Agreement and the other Financing documents for both ownership and security, but not to companies affiliated with the Borrower’s competitors.

15.3.	Borrower’s participation

If the Lender wishes to transfer its rights and/or obligations pursuant to this Agreement, the Security Documents or other Financing Documents to one or more other lenders, the Borrower undertakes to participate in this.

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16.	NOTICES

16.1.	Addresses

Any notification under this Agreement must be made by letter or e-mail to the following addresses or such other addresses (including e-mail addresses) as the parties may notify each other:

a)	If to the borrower:

Pharmacosmos A/S, Rørvangsvej 30, 4300 Holbæk

	To.:	Tobias S. Christensen

	Mail:	tsc@pharmacosmos.com

	Phone:	45 40 20 16 62

and

	To.:	Henry Parker

	Mail:	hep@pharmacosmos.com

	Phone:	45 31 77 06 12

b)	if to Lender:

Nykredit Bank A/S, Center Roskilde, Københavnsvej 45-47, 4000 Roskilde

	To.:	Peter Nødeskov Junker

	Mail:	PNJ@nykredit.dk

	Phone:	45 44 55 38 43

17.	GENERAL TERMS AND CONDITIONS

17.1.	General Terms and Conditions

The Borrower accepts upon entering into this Agreement that the General Terms and Conditions shall apply to the Borrower during the Agreement Period.

18.	OTHER PROVISIONS

18.1.	Changes to the Agreement

Any change to this Agreement is only valid if it is in writing.

18.2.	Entry Into Force

The Agreement enters into force on the date specified in the introduction of the Agreement.

18.3.	Exchange of Information

Notices from the Borrower under this agreement are sent to the Lender, unless otherwise stated. The lender is authorized to exchange relevant information, including, for example, exposure statements, account statements and the like between each other, including any company in the Nykredit Group as well as any third party mortgagors and/or sureties.

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19.	GOVERNING LAW, JURISDICTION AND ENFORCEMENT

19.1.	Applicable Law

This Agreement is subject to Danish law and must be interpreted accordingly.

19.2.	Venue

19.2.1.	Any dispute that may arise in connection with this Agreement shall be settled by Copenhagen City Court, except for disputes brought by the Lender at another court in accordance with section 19.2.2

19.2.2.

Notwithstanding section 19.2, the Lender has the right to bring proceedings against the Borrower and/or a Guarantor or their respective assets in any competent court in Denmark and in any other jurisdiction.

19.3.	Enforcement

This Agreement can form the basis for immediate enforcement, cf. section 478, subsection of the Administrative Procedure Act. No. 5 and subsection 4.

(separate signature page follows)

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20.	OPERATING CREDIT AGREEMENT - SIGNATURE PAGE

Pharmacosmos A/S as Borrower

/s/ Tobias S. Christensen	/s/ Henrik Parker
Name: Tobias S. Christensen Position: President & CEO	Name: Henrik Parker Position: Chief Financial Officer

Nykredit Bank A/S as Lender

/s/ Peter Hauskov	/s/ Peter Nøddeskov Junker
Name: Peter Hauskov Position: Major Account Director	Name: Peter Nøddeskov Junker Position: Major Customer Advisor

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APPENDIX 1 - GENERAL BUSINESS CONDITIONS

(See separate documents)

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APPENDIX 2 - CONDITIONS FOR ESTABLISHMENT

The conditions in this Appendix 2 (Conditions for ESTABLISHMENT) must be fulfilled in a form and with content that can be approved by the Lender.

Conditions to be fulfilled no later than 3 Banking Days before the establishment of the Operating Credit (unless otherwise stated):

1.	COMPANY DOCUMENTS

a)	Copy of applicable articles of association for the Borrower.

b)	Copy of printout from the Danish Business Authority for Borrowers.

c)	Copy of owner’s book for Borrower.

d)	Copy of the Borrower’s board resolution regarding accession to the Financing Documents.

e)	Any powers of attorney (in original) for and sample signatures from the persons who have signed the Financing Documents on behalf of the Borrower.

2.	FINANCIAL AND BUSINESS INFORMATION

a)	Copy of group diagram and documentation of ultimate ownership in the Group.

3.	FINANCING DOCUMENTS

a)	Original and duly signed Agreement.

4.	MISCELLANEOUS

a)	Such KYC information as Lender may require.

b)	Declaration of consent for the exchange of information within the Nykredit Group.

c)	Such other documents, statements etc. as the Lender may reasonably request.

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APPENDIX 3 - CONFIRMATION OF FINANCIAL KEY FIGURES

From:	Pharmacosmos A/S

To:	Nykredit Bank A/S

Date:	[•]

CONFIRMATION OF FINANCIAL KEY FIGURES

We refer to the operating credit agreement entered into on [•] between us as Borrower and Nykredit Bank A/S as Lender (hereinafter referred to as “The deal”).

Definitions used in the Agreement are also used herein.

We hereby confirm:

1.	that the Group’s leverage, cf. Section 13.1.1 of the Agreement, per [date] is:	[ ]

2.	that the Group’s solvency, cf. Section 13.1.2 of the Agreement, per [date] is:	[ ]

Based on the above, we confirm that we per [date] [complies/does not comply with] The agreement’s provisions on financial ratios. [If the Group does not comply with the financial key figures, the reason must be stated].

Documentation for the calculations of the above financial ratios is attached hereto.

We confirm that the representations in Section 11 are correct in light of the facts as of the date hereof. We confirm that there is [no/existing] Default or expected Default, cf. Section 14 of the Agreement regarding Default. [If there is a Default or expected Default, the reason must be stated].

Pharmacosmos A/S:

Name:
Position:

Name:
Position:

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